EXHIBIT 99.1

Angel Oak Mortgage, Inc. Names Sreeni Prabhu as Chief Executive Officer and President

ATLANTA – September 28, 2022 -- Angel Oak Mortgage, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced that Sreeni Prabhu has been named Chief Executive Officer and President, effective immediately. Mr. Prabhu currently serves as co-founder, Managing Partner and Group Chief Investment Officer of Angel Oak Capital Advisors, and he will continue in those roles. Mr. Williams will continue to serve in a senior advisory role for the Company during a transition period which is not expected to extend beyond Q1 2023.

Michael Fierman, Chairman of the Company’s Board of Directors said, “We are pleased to announce the appointment of Sreeni Prabhu as our new Chief Executive Officer and President. I have worked side-by-side with Sreeni for more than 14 years, and believe his investment and operational experience, leadership, and strategic vision will help drive the Company’s success in the years to come. After the successful completion of the Company’s initial public offering in 2021 and its first full year as a public company, the Board believes that now is the right time to make this leadership transition. We want to acknowledge Robert’s hard work and contributions to our growth and successful launch of the Company as a publicly-traded REIT, and we wish him well in the future.”

Mr. Prabhu stated, “I am excited to assume the role of Chief Executive Officer and President of Angel Oak Mortgage REIT. I have, along with the full team, helped advance Angel Oak Capital’s significant growth over the last 14 years into an entity that has pioneered a new mortgage market opportunity and delivered attractive risk-adjusted returns for our investors. As a team, we have the experience and capabilities to succeed in any environment, and these attributes align directly with the Company’s strategic goals. I look forward to my expanded role within the Company, and we are fully committed to growing the Company through execution of our consistent strategy of underwriting and managing credit risk, judiciously utilizing the securitization market, and prudent leverage. We look forward to reporting our achievements to our shareholders as we move ahead.”

Mr. Prabhu is co-founder, Managing Partner and Group Chief Investment Officer at Angel Oak Capital and is responsible for the overall investment strategy of the firm. He will retain these responsibilities in addition to assuming the Chief Executive Officer and President roles at the Company. Prior to co-founding Angel Oak Capital, he was Chief Investment Officer of the investment portfolio at Washington Mutual Bank in Seattle where he managed a $25 billion portfolio. He was also part of the macro asset strategy team at the bank. Mr. Prabhu holds a B.B.A. degree in Economics from Georgia College and State University and an M.B.A. in Finance from Georgia State University.

About Angel Oak Mortgage, Inc.
Angel Oak Mortgage, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with a vertically integrated mortgage origination platform. Additional information about the Company is available at www.angeloakreit.com.

Contacts

Investors:
investorrelations@angeloakreit.com
855-502-3920

Media:
Bernardo Soriano, Gregory FCA for Angel Oak Mortgage, Inc.
914-656-3880
bernardo@gregoryfca.com

Company Contact:
Randy Chrisman, Chief Marketing & Corporate Investor Relations Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com